EXHIBIT 16



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               Kenne Ruan, CPA, P.C.                       Phone: (203) 824-0441
Fax: (203)413-6486
40 Hemlock Hollow Road, Woodbridge, CT 06525               Web: www.kruancpa.com





February 17, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100F Street, NE
Washington, D.C. 20549


Dear Sir/Madam:

We have read the statements made by Nevada Health Scan Inc (the Company), which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/Kenne Ruan, CPA, P.C.
Kenne Ruan, CPA, P.C.